Exhibit 10.10

SECOND AMENDMENT TO LEASE AGREEMENT

THIS SECOND AMENDMENT TO LEASE AGREEMENT (this “Amendment”) is made and executed as of August 15, 2011 by and between ENERGY (NJ) QRS 15-10, INC., a Delaware corporation with an address of c/o W. P. Carey & Co. LLC, 50 Rockefeller Plaza, 2nd Floor, New York, New York 10020, as landlord (“Landlord”) and FOSTER WHEELER REALTY SERVICES, INC., a Delaware corporation with an address of Perryville Corporate Park, Clinton, New Jersey 08809-4000, as tenant (“Tenant”).

RECITALS :

WHEREAS, pursuant to the terms of a Lease Agreement dated as of August 16, 2002 (the “Lease”), as amended by those certain letter agreements each dated January 6, 2003, April 21, 2003 and July 14, 2003, respectively, and that certain First Amendment to Lease Agreement dated as of December 19, 2003, Landlord leased to Tenant the real property described therein (the “Leased Premises”) upon the terms set forth therein, which Lease is guaranteed by a Guaranty and Suretyship Agreement dated as of the same date thereof (the “Original Guaranty”) given by Foster Wheeler LLC, Foster Wheeler Ltd. (“LTD”), Foster Wheeler Inc., and Foster Wheeler International Holdings, Inc. (collectively, the “Original Guarantors”) for the benefit of Landlord;

WHEREAS, as of August 16, 2002, LTD was the parent company of Tenant and the other Original Guarantors;

WHEREAS, as of the date hereof, as a result of a corporate reorganization, Foster Wheeler AG (“AG”) is the existing ultimate parent company of Tenant and the other Original Guarantors; and

WHEREAS, Landlord and Tenant desire to amend the Lease as set forth in this Amendment to, among other things, reflect the modifications to the Original Guaranty as a result of the change in the ultimate parent company of Tenant and the other Guarantors from LTD to AG.

NOW, THEREFORE, incorporating the recitals hereinabove set forth by reference and intending to be legally bound hereby, and in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt whereof is hereby acknowledged, the parties hereto covenant and agree as follows:

1.	Definitions. The definitions of “Guarantors” and “Guaranty” in Section 2 of the Lease are hereby deleted in their entirety and the following shall be added in their place and stead, respectively:

“Guarantors” shall mean Foster Wheeler LLC, a Delaware limited liability company, Foster Wheeler Ltd., a Bermuda corporation, Foster Wheeler Inc., a Delaware corporation, Foster Wheeler International Holdings, Inc., a Delaware corporation and Foster Wheeler AG, a Switzerland corporation.

“Guaranty” shall mean that certain Amended and Restated Guaranty and Suretyship Agreement dated as of August 15, 2011, from Guarantors to Landlord guaranteeing the payment and performance by Tenant of all of Tenant’s obligations under the Lease.

2.	Exhibits. Exhibit E to the Lease is hereby deleted in its entirety and the amended Exhibit E attached hereto and made a part hereof shall be added in its place and stead.

3.	Notices. The notice address for Landlord’s counsel as set forth in Section 24 of the Lease is hereby amended to be: Reed Smith LLP, 599 Lexington Avenue, New York, New York 10022, Attention: Chair, Real Estate Department.

The notice address for Tenant’s counsel as set forth in Section 24 of the Lease is hereby amended to be: Wolff & Samson PC, One Boland Drive, West Orange, New Jersey 07052, Attention: Daniel A. Schwartz, Esq.

4.	Books and Records. Section 28(b) and Section 28(c) of the Lease is hereby amended to delete the entity “Foster Wheeler Ltd.” and to add in its place and stead the entity “Foster Wheeler AG”.

5.	Capitalized Terms; Definitions. Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Lease.

6.	No Other Amendment. Except as expressly set forth herein, nothing herein is intended to or shall be deemed to modify or amend any of the other terms or provisions of the Lease.

7.	Counterparts. This Amendment may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement.

8.	Entire Understanding. This Amendment and the Lease together contain the entire understanding between the parties hereto and supersede all prior agreements and understandings relating to the subject matter hereof or thereof. Any promises, representations, warranties or guarantees not herein or therein contained and hereinafter made shall have no force and effect unless in writing, and executed by the party or parties making such representations, warranties or guarantees. Neither this Amendment nor the Lease nor any portion or provisions hereof or thereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged.

9.	Fees and Expenses. Tenant shall be responsible for its costs and expenses, and shall also be responsible for Landlord’s reasonable out of pocket costs and expenses incurred in connection with this Amendment.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto intending to be legally bound and to so bind their respective representatives, successors and assigns, set their hands and seals as of the day and year first above written.

LANDLORD:

ENERGY (NJ) QRS 15-10, INC., a Delaware corporation

By:	/s/ Brooks G. Gordon
	Name:	Brooks G. Gordon
	Title:	Director

TENANT:

FOSTER WHEELER REALTY SERVICES, INC., a Delaware corporation

By:	/s/ Kevin C. Hagan
	Name:	Kevin C. Hagan
	Title:	President & Treasurer

EXHIBIT E

OPERATING COVENANTS

1. Tenant shall, and shall cause Guarantor and its respective subsidiaries to, (A) comply with the covenants set forth in Article VIII of that certain Amended and Restated Credit Agreement, dated as of July 30, 2010 among Foster Wheeler LLC, Foster Wheeler Inc., Foster Wheeler USA Corporation, Foster Wheeler North America Corp., Foster Wheeler Energy Corporation and Foster Wheeler International Corporation, certain lenders as syndication agents, BNP Paribas Securities Corp., as Sole Bookrunner and Sole Lead Arranger and BNP Paribas, as Administrative Agent (the “Lender”) (the “Credit Agreement”), in the same manner and to the same effect as if the terms of Article VIII of the Credit Agreement were set forth in full herein and (B) upon refinancing of the debt described in the Credit Agreement, comply with the covenants set forth in the credit agreement that replaces the Credit Agreement (any such replacement credit agreement, the “Senior Credit Agreement”) pertaining to the matters addressed in Article VIII of the Credit Agreement in the same manner and to the same effect as if the terms of such covenants of the Senior Credit Agreement were set forth herein, and subject to the conditions set forth in the following sentence, after giving effect to any modification, amendment or waiver of the Credit Agreement or Senior Credit Agreement, as the case may be, a copy of which has been delivered to Landlord, and for such purpose such terms of Article VIII of the Credit Agreement or Senior Credit Agreement, as the case may be, and such other relevant provisions and definitions of the Credit Agreement or Senior Credit Agreement, as the case may be, as are expressly referenced therein and amendments, modifications, and waivers thereto are incorporated herein by reference. Notwithstanding, and in limitation of, the foregoing, no amendment or modification to, or waiver of, Article VIII of the Credit Agreement or Senior Credit Agreement, as the case may be, shall be effective and binding upon Landlord (a) if the Lender or lender or lenders that replace the Lender (the Lender or such replacement lender, the “Senior Lender”) receives or is entitled to receive any payment or grant any other consideration (“Senior Lender Consideration”) as a condition to such amendment, modification or waiver or, if such consideration is required, unless concurrently with payment to the Senior Lender Landlord receives Landlord’s Consideration and (b) unless such amendment or modification is executed or waiver granted no later than the earlier to occur of (x) sixty (60) days following the earlier to occur of the date on which Tenant notified the Senior Lender or the Senior Lender had actual knowledge of the breach under the Credit Agreement or Senior Credit Agreement, as the case may be, that gave rise to the need for an amendment, modification or waiver and (y) the earlier of the date on which the Senior Lender causes the obligations of Tenant and/or Guarantor under the Credit Agreement or the Senior Credit Agreement, as the case may be, to become due prior to their stated maturity, or sixty (60) days after Landlord notified Tenant of a breach of any covenant. If at any time Tenant shall not be subject to the Credit Agreement or any Senior Credit Agreement that contains covenants pertaining to the matters addressed in Article VIII of the Credit Agreement, Tenant shall, and shall cause Guarantor and each of its subsidiaries to, comply with the covenants set forth in the most recent Senior Credit Agreement pertaining to the matters addressed in Article VIII of the Credit Agreement in the same manner and to the same effect as if the terms of the applicable provisions of such Senior Credit Agreement were set forth in full herein, and giving effect to any modification, amendment or waiver thereto that complies with the provisions of the foregoing sentence.

2. A copy of the relevant provisions of Article VIII of the Credit Agreement, and the amendments thereto, as the same are in effect as of July __, 2011, are attached hereto as Schedule 1; a list of defined terms used in Article VIII of the Credit Agreement (which are set forth in Section 1.01 of the Credit Agreement) is attached hereto as Schedule 2.

3. For purposes of this Exhibit E, (a) “Senior Lender’s Consideration” shall mean any consideration received by the Senior Lender as a fee for the modification, amendment or waiver, but shall not include any payment on account or in reduction of the indebtedness described in the Credit Agreement or the Senior Credit Agreement, and (b) “Landlord’s Consideration” shall be an amount equal to the Senior Lender’s Consideration, multiplied by a fraction, the numerator of which is the Acquisition Cost and the denominator of which is the amount of the current aggregate loan amount (as defined in the Credit Agreement) or the maximum amount of credit available under the Senior Credit Agreement, as the case may be. Landlord’s Consideration shall be paid to Landlord upon the same terms that Senior Lender’s Consideration is paid to the Senior Lender; provided, however, that Landlord’s Consideration shall not exceed the lesser of (x) $350,000 (plus Landlord’s reasonable out of pocket costs), and (y) the Senior Lender’s Consideration received by the Senior Lender (plus Landlord’s reasonable out of pocket costs). Notwithstanding that any payment on account or in reduction of the indebtedness described in the Credit Agreement or the Senior Credit Agreement shall be made, no payment shall be required to be made to Landlord on account or in reduction of the Guaranteed Obligations unless a Senior Lender Consideration is paid concurrently with such payment on account or in reduction of the indebtedness.

Schedule 1

Article VIII of Credit Agreement

[ATTACHED ON FOLLOWING PAGE]

SCHEDULE 1

ARTICLE VIII

NEGATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated or shall have been Defeased and all LC Disbursements outstanding at such time shall have been reimbursed, each Obligor covenants and agrees with the Lenders that:

SECTION 8.01. Indebtedness. The Parent will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness created hereunder;

(b) Indebtedness existing on the date hereof and set forth in Schedule 8.01, and any extension, renewal or refinancing thereof so long as the terms of any such extension, renewal or refinancing provide that (i) no principal payment or prepayment thereof shall be required before the Commitment Termination Date, except by reason of acceleration resulting from an event of default, (ii) the average life to maturity thereof is greater than or equal to the Indebtedness being extended, renewed or refinanced, (iii) the principal amount thereof does not exceed the principal amount of the Indebtedness being extended, renewed or refinanced (plus any related transaction costs) and (iv) such Indebtedness as so extended, renewed or refinanced is not secured by any property not pledged as security in respect of the Indebtedness being extended, renewed or refinanced);

(c) Indebtedness in respect of (i) letters of credit and bank guaranties, if such Indebtedness is unsecured, (ii) letters of credit issued for account of one or more Obligors the reimbursement obligations in respect of which are secured solely by cash and/or Cash Equivalents if (x) the aggregate undrawn amount of all such letters of credit and outstanding reimbursement obligations does not exceed $200,000,000 at any time outstanding and (y) both before and after giving effect to the granting of such security, the aggregate amount of cash and Cash Equivalents held by the Parent and its Restricted Subsidiaries (excluding cash and Cash Equivalents securing reimbursement obligations in respect of Secured LOCs) plus the aggregate amount of unused Revolving Credit Commitments is at least $300,000,000 and (iii) letters of credit issued for account of one or more Obligors the reimbursement obligations in respect of which are secured by Collateral other than cash and Cash Equivalents (“Secured LOCs”) if the aggregate undrawn amount of all such letters of credit and reimbursement obligations at any time outstanding plus the Net Commitment Increase Amount at such time plus the Net Incremental Increase Amount at such time does not exceed $225,000,000;

Credit Agreement

(d) Indebtedness of Restricted Subsidiaries that are not Obligors in respect of local credit lines for borrowed money in an aggregate principal amount up to but not exceeding $200,000,000;

(e) Indebtedness incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) shall not exceed $150,000,000 at any time outstanding;

(f) unsecured Indebtedness issued or incurred to finance, or in contemplation of, or acquired in connection with a permitted Acquisition so long as either (i) such Indebtedness is expressly subordinated to the Obligations on terms and conditions reasonably satisfactory to the Administrative Agent or (ii) the aggregate principal amount of such Indebtedness does not exceed $250,000,000 at any time outstanding;

(g) secured Indebtedness issued or incurred to finance, or in contemplation of, or acquired in connection with a permitted Acquisition so long as the Liens securing such Indebtedness extend only to the assets and/or Equity Interests of the business or Person that is the subject of such Acquisition and either (i) no principal payment or prepayment of such Indebtedness shall be required earlier than the first anniversary of the Commitment Termination Date, except by reason of acceleration resulting from an event of default thereunder or (ii) the aggregate principal amount of such Indebtedness does not exceed $125,000,000 at any time outstanding;

(h) Indebtedness of any Group Member to any other Group Member or to any Project Entity for so long as such Group Member or Project Entity, as applicable, remains a Subsidiary; provided that any such Indebtedness of any Obligor to a Subsidiary or a Project Entity that is not an Obligor shall be subordinated to the Obligations upon terms in form and substance reasonably satisfactory to the Administrative Agent;

(i) Guarantees permitted under Section 8.05;

(j) unsecured Indebtedness issued or borrowed by any Obligor; provided that (i) no principal payment or prepayment of such Indebtedness shall be required earlier than the first anniversary of the Commitment Termination Date except by reason of acceleration resulting from an event of default thereunder and (ii) after giving effect to the issuance or incurrence of such Indebtedness, the Parent shall be in pro forma compliance with the requirements of Section 8.09(a) and shall have delivered to the Administrative Agent a certificate of a Financial Officer demonstrating such compliance in reasonable detail; and

Credit Agreement

(k) additional Indebtedness of any Group Member incurred for any purpose in an aggregate principal amount not exceeding $50,000,000 at any one time outstanding.

SECTION 8.02. Liens. The Parent will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Liens created under the Security Documents;

(b) any Lien on any property or asset of the Parent or any Restricted Subsidiary existing on the date hereof and set forth in Schedule 8.02, provided that (i) such Lien shall not apply to any other property or asset of the Parent or any Restricted Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(c) Liens imposed by any Governmental Authority for taxes, assessments or charges not yet due or delinquent (or in the case of property taxes and assessments not exceeding $2,000,000 in the aggregate more than 90 days overdue) or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Parent or the affected Subsidiaries, as the case may be, in accordance with GAAP;

(d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens, and vendors’ Liens imposed by statute or common law not securing the repayment of Indebtedness, arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith and by appropriate proceedings and Liens securing judgments (including, without limitation, pre-judgment attachments) but only to the extent, for an amount and for a period not resulting in an Event of Default under paragraph (j) of Article IX;

(e) pledges or deposits under (i) worker’s compensation (including, without limitation, worker’s compensation insurance programs), unemployment insurance and other social security legislation and (ii) general liability, automobile liability, excess liability, fiduciary liability, directors and officers liability and foreign liability insurance programs;

(f) deposits to secure the performance of bids, tenders, trade contracts (other than for borrowed money), leases (other than capital leases), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, easements, licenses, restrictions on the use of property or imperfections in title thereto which, in the aggregate, are not material in amount, and which do not, in the aggregate, materially detract from the value of the property of the Parent and its Restricted Subsidiaries or materially interfere with the ordinary conduct of the business of the Parent or any of its Restricted Subsidiaries;

Credit Agreement

(h) Liens consisting of bankers’ liens and rights of setoff, in each case, arising by operation of law or (except to the extent securing Indebtedness) by contract in the ordinary course of business, and Liens on documents presented in letters of credit drawings; and

(i) Liens on fixed or capital assets acquired, constructed or improved by the Parent or any Restricted Subsidiary, provided that (i) such Liens secure Indebtedness permitted by Section 8.01(e), (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Parent or any Subsidiary;

(j) Liens on property of Restricted Subsidiaries that are not Obligors, so long as such Liens do not extend to cover property of any Obligor;

(k) licenses, on a non-exclusive basis (or, solely with respect to any territory where neither the Parent nor any Restricted Subsidiary is doing business, on an exclusive basis) of rights in the intellectual property of the Parent or any Restricted Subsidiary granted in the ordinary course of business;

(l) Liens on the Equity Interests of, and on the property or assets of, a Project Entity securing Non-Recourse Project Indebtedness;

(m) Liens on property purchased or built pursuant to any engineering, construction, procurement, manufacturing, equipment or supply contract (each, a “Customer Contract”) with a customer (including any Governmental Authority) in favor of such customer, which Liens arise in the ordinary course of business and secure the performance obligations of the Parent or the relevant Restricted Subsidiary (as applicable) under such Customer Contract;

(n) Liens constituting security referred to in paragraphs (c)(ii), (c)(iii) and (g) of Section 8.01; and

(o) additional Liens upon real or personal property created after the date hereof, provided that the aggregate amount of obligations secured thereby shall not exceed $50,000,000.

SECTION 8.03. Sale and Leaseback Transactions. The Parent will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into any arrangement, directly or indirectly, whereby they shall sell or transfer any property, real or personal, used or useful in their business, whether now owned or hereafter acquired, and thereafter rent or lease

Credit Agreement

such property or other property that they intend to use for substantially the same purpose or purposes as the property sold or transferred (a “Sale and Leaseback Transaction”) unless (i) the sale of such property is permitted by Section 8.04 and (ii) any Lien arising in connection with the use of such property by any Group Member is permitted by Section 8.02.

SECTION 8.04. Fundamental Changes. The Parent will not, nor will it permit any of its Restricted Subsidiaries to, enter into any transaction of merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution). The Parent will not, nor will it permit any of its Restricted Subsidiaries to, acquire any business or property from, or Equity Interests in, or be a party to any acquisition of, any Person except for purchases of inventory and other property to be sold or used in the ordinary course of business, Investments and Acquisitions permitted under Section 8.05 and Capital Expenditures. The Parent will not, nor will it permit any of its Subsidiaries to, convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, any part of its business or property, whether now owned or hereafter acquired (including, without limitation, receivables and leasehold interests, but excluding (x) obsolete or worn-out property, tools or equipment no longer used or useful in its business and (y) any inventory or other property sold or disposed of in the ordinary course of business and on ordinary business terms).

Notwithstanding the foregoing provisions of this Section 8.04:

(a) any Restricted Subsidiary may be merged or consolidated with or into any other Subsidiary so long as at the time thereof and after giving effect thereto no Default shall have occurred and be continuing; provided that if any party to such transaction shall be an Obligor, the surviving or continuing entity must be or become an Obligor;

(b) any Restricted Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its property (upon voluntary liquidation, winding up, dissolution or otherwise) to any other Restricted Subsidiary so long as at the time thereof and after giving effect thereto no Default shall have occurred and be continuing; provided that (i) if such sale is of all or substantially all of the assets of an Obligor, either (A) the acquiring Subsidiary must be or become an Obligor or (B) such sale must be for cash for fair market value, as determined by the Company in good faith (and, if such fair market value shall exceed $50,000,000, such value shall have been determined based upon an independent valuation);

(c) the Equity Interests in any Restricted Subsidiary may be sold, transferred or otherwise disposed of to the Parent or any Restricted Subsidiary so long as at the time thereof and after giving effect thereto no Default shall have occurred and be continuing;

(d) any Restricted Subsidiary (other than a Borrower) may be liquidated, wound up or dissolved so long as at the time thereof and after giving effect thereto no Default shall have occurred and be continuing; provided that if such Restricted Subsidiary is an Obligor, then the Subsidiary to which the assets of such Restricted Subsidiary are transferred upon such liquidation, winding up or dissolution shall be or become an Obligor;

Credit Agreement

(e) so long as at the time thereof and after giving effect thereto no Default shall have occurred and be continuing, the Parent or any of its Restricted Subsidiaries may sell assets (including Equity Interests issued by any of their respective Restricted Subsidiaries) for fair market value, provided that the aggregate fair market value of all assets sold pursuant to this paragraph (e) during any single fiscal year shall not exceed $300,000,000;

(f) in addition to the sales permitted under the foregoing paragraph (e), the Parent and its Restricted Subsidiaries may (i) sell the property of, or Equity Interests in, Project Entities (so long as after giving effect to such sale, the Parent shall be in pro forma compliance with the requirements of Section 8.09 and shall have delivered a calculation, in form and detail reasonably satisfactory to the Administrative Agent, to such effect from a Financial Officer) and (ii) consummate other sales so long as the aggregate fair market value thereof in any single fiscal year shall not exceed $100,000,000;

(g) the Parent or any Restricted Subsidiary may transfer or otherwise dispose of any property that is subject to a Customer Contract to the customer under such Customer Contract in connection with the transfer of the project to such customer; and

(h) FWL and/or Holdco may be dissolved; provided that, subject to Section 11.02(d)(ii), (i) 100% of the economic interests and voting power in the Equity Interests of Holdco or the Company owned by the Person to be dissolved shall be transferred to the Parent (in the case of a dissolution of FWL or of FWL and Holdco) or FWL (in the case of a dissolution of Holdco) in connection with such dissolution, (ii) the Equity Interests of Holdco and the Company shall continue to be pledged to, and subject to a security interest granted in favor of, the Administrative Agent pursuant to the terms of the Loan Documents and thereby constitute part of the Collateral and (iii) the Administrative Agent shall have received such documents as it may reasonably request, in each case in form and substance reasonably satisfactory to it, and such evidence that all actions have been taken as may, in each case, be necessary in the reasonable judgment of the Administrative Agent to create, preserve, perfect or maintain the perfection of or validate such security interests. Upon the dissolution of FWL pursuant to this Section 8.04(h), all references in the Loan Documents to “FWL” shall be deemed to have no effect. Upon the dissolution of Holdco pursuant to this Section 8.04(h), all references in the Loan Documents to “Holdco” shall be deemed to have no effect.

SECTION 8.05. Investments, Loans, Advances, Guarantees and Acquisitions; Hedging Agreements.

(a) Investments, Etc. The Parent will not, and will not permit any of its Restricted Subsidiaries to, make or permit to remain outstanding any Investment, except:

(i) Investments held by the Parent and its Restricted Subsidiaries either (A) on the date of, and reflected in, the most recent financial statements delivered under Section 5.04 or (B) on the Restatement Effective Date, if, in the case of this clause (B), either such Investments are listed on Schedule 8.05 or the amount of any such individual Investment is less than or equal to $1,000,000);

Credit Agreement

(ii)(A) Investments by the Parent and its Restricted Subsidiaries in Obligors, (B) Investments by any Subsidiary of the Parent that is not an Obligor in any Restricted Subsidiary and (C) to the extent constituting Investments, the sale, transfer or other disposition of the Equity Interests in (x) any Restricted Subsidiary of an Obligor to any other Obligor and (y) any Subsidiary of a non-Obligor to any Restricted Subsidiary;

(iii) Investments by the Obligors in Restricted Subsidiaries that are not Obligors, if such Investments either (A) are outstanding on December 31, 2009 or (B) are made on or after January 1, 2010 and, in the case of this clause (B), the aggregate amount of such Investments (excluding Investments referred to in Section 8.05(a)(i)) does not exceed the sum of (w) $534,000,000 plus (x) 100% of all cash and the fair market value of non-cash assets received on or after January 1, 2010 by any Obligor on account of Investments made pursuant to this clause (iii), whether as income, return of capital or proceeds of the sale of such Investments plus (y) 100% of all loan repayments, proceeds of intercompany loans and other payments whether in cash or non-cash assets (the amount of any such non-cash assets being the fair market value thereof), except for amounts included in the foregoing subclause (x), received any time from and after January 1, 2010 by Obligors from Restricted Subsidiaries that are not Obligors plus (z) the Unapplied Equity Proceeds at such time;

(iv) Investments in Project Entities and joint ventures if such Investments either (A) are outstanding on December 31, 2009 or (B) are made on or after January 1, 2010 and, in the case of this clause (B), the aggregate amount of such Investments (excluding Investments referred to in Sections 8.05(a)(i) and (ii)) does not exceed the sum of (w) $525,000,000 plus (x) 100% of all cash received on or after January 1, 2010 by any Obligor on account of Investments made pursuant to this clause (iv), whether as income, return of capital or proceeds of the sale of such Investments plus (y) at any time 50% of the cumulative Excess Cash Flow for the period commencing on January 1, 2010 through and including the last day of the fiscal year most recently ended prior to such time plus (z) the Unapplied Equity Proceeds at such time;

(v) Permitted Investments;

(vi) operating deposit accounts with banks;

(vii) Guarantees by the Parent or any Restricted Subsidiary of Indebtedness or other obligations of the Parent or any Restricted Subsidiary or Affiliate not otherwise prohibited by this Agreement;

(viii) Investments constituting Acquisitions permitted under Section 8.05(c); and

Credit Agreement

(ix) additional Investments in an aggregate amount up to but not exceeding at any one time the sum of (x) $50,000,000 plus (y) 100% of all cash received after the Restatement Effective Date by the Parent and its Restricted Subsidiaries on account of Investments made pursuant to this clause (ix), whether as income, return of capital or proceeds of the sale of such Investments plus (z) the Unapplied Equity Proceeds at such time.

Notwithstanding anything contained to the contrary in this paragraph (a), the Parent or any Restricted Subsidiary may permit internal reorganizations consisting of one or more intermediate steps that would otherwise violate this paragraph (a) if (i) after the completion of the final step of any such reorganization no such violation shall be continuing, (ii) in the reasonable opinion of the Administrative Agent, no such violation could be reasonably expected to be materially adverse to or otherwise jeopardize the interests of the Lenders, (iii) all of the steps required for the consummation of such reorganization shall be completed within a period of time deemed by the Administrative Agent to be reasonable and (iv) no Default shall have occurred or be continuing at any time while such steps are being completed or after giving effect to the consummation of such reorganization.

(b) Hedging Agreements. The Parent will not, and will not permit any of its Restricted Subsidiaries to, enter into any Hedging Agreement, other than Hedging Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Parent or any Restricted Subsidiary is exposed in the conduct of its business or the management of its liabilities.

(c) Acquisitions. The Parent will not, and will not permit any of its Restricted Subsidiaries to, make any Acquisition unless:

(i) such Acquisition (if by purchase of assets, merger, consolidation or amalgamation) shall be effected in such manner so that the acquired business, and the related assets, are owned either by the Parent or a Subsidiary of the Parent and, if effected by merger, consolidation or amalgamation involving the Parent, the Parent shall be the continuing or surviving entity and, if effected by merger, consolidation or amalgamation involving a Subsidiary of the Parent, such Subsidiary shall be the continuing or surviving entity;

(ii) such Acquisition (if by purchase of Equity Interests) shall be effected in such manner so that the acquired entity becomes a Subsidiary of the Parent;

(iii) such business and the related assets, or any acquired Subsidiary, are primarily a business permitted under Section 8.10;

(iv) after giving effect to such Acquisition on a pro forma basis (as if completed on the first day of the four-quarter period ended on the last day of the most recent fiscal quarter for which financial statements are then available, and including in such pro forma calculation all Indebtedness assumed as part of or incurred to finance such Acquisition as if such Indebtedness was incurred on the first day of such period) the Total Leverage Ratio would be no greater than 2.25 to 1 (such ratio to be based upon financial statements for the acquired business that, in the Parent’s reasonable opinion, are sufficient for it to make a calculation thereof on a pro forma basis, as at the end of and for

Credit Agreement

the period of four fiscal quarters most recently ended prior to the date of such Acquisition for which financial statements of the Parent and its Subsidiaries are available, under the assumption that such Acquisition shall have occurred, and any Indebtedness in connection therewith shall have been incurred, at the beginning of the applicable period), provided that, unless such Acquisition is made solely with Unapplied Equity Proceeds, in the event such Acquisition shall be of a stand-alone business entity or unit of the respective seller for which separate audits are available and the aggregate amount of consideration in respect of such Acquisition shall exceed $25,000,000, the Parent shall have delivered to the Administrative Agent financial statement for the acquired business for its most recent fiscal year reviewed by independent auditors; and

(v) at the time of and both before and after giving effect to such Acquisition (including under any financial covenant calculated on a pro forma basis), no Default shall have occurred and be continuing and, unless such Acquisition is made solely with Unapplied Equity Proceeds, the sum of the unused Revolving Credit Commitments and Incremental Loan Commitments of each Class together with cash and Cash Equivalents carried on the consolidated balance sheets of the Parent and its consolidated Restricted Subsidiaries (excluding cash and Cash Equivalents securing reimbursement obligations in respect of Secured LOCs) is at least equal to $50,000,000.

SECTION 8.06. Restricted Payments. The Parent will not, nor will it permit any of its Restricted Subsidiaries to, declare or make any Restricted Payment at any time, except that the Parent may declare and make any Restricted Payment in cash (including, without limitation, Restricted Payments to Affiliates) so long as (i) on the date of such Restricted Payment and after giving effect thereto no Default shall have occurred and be continuing, and (ii) either (x) immediately after giving effect thereto the aggregate amount of cash and Cash Equivalents held by the Parent and its Restricted Subsidiaries (excluding cash and Cash Equivalents securing reimbursement obligations in respect of Secured LOCs) plus the aggregate amount of unused Revolving Credit Commitments is at least $300,000,000 (provided that the aggregate amount of Restricted Payments made as permitted by this clause (x) after the date hereof shall not exceed $600,000,000) or (y) the aggregate amount of such Restricted Payment together with all other Restricted Payments (excluding Restricted Payments made as permitted by the immediately preceding clause (x)) made after the date hereof shall not exceed 25% of cumulative Excess Cash Flow for the period commencing on January 1, 2010 through and including the last day of the fiscal year most recently ended prior to the date of such Restricted Payment.

Nothing herein shall be deemed to prohibit the payment of any dividend or distribution or the making of any payment in cash on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any equity interest in any Subsidiary of the Company so long as either (i) the portion of such dividends, distributions or other payments that are paid to the Company and its Restricted Subsidiaries are not less than the portion thereof that such Persons would be entitled to received if such dividends, distributions and other payments were declared and paid ratably to the shareholders, partners and other equityholders of such Subsidiary or (ii) such payment is being made in respect of the purchase by such Restricted Subsidiary from one or more of its equityholders of minority interests held by such equityholders in such Restricted Subsidiary, so long as such purchase is an Investment permitted under Section 8.05(a).

Credit Agreement

SECTION 8.07. Transactions with Affiliates. Except as expressly permitted by this Agreement, the Parent will not, nor will it permit any of its Restricted Subsidiaries to, directly or indirectly enter into any other transaction directly or indirectly with or for the benefit of an Affiliate (including, without limitation, guarantees and assumptions of obligations of an Affiliate) unless the consideration received (or paid) by the Parent or the relevant Subsidiary, as the case may be, is not less than (if received) or more than (if paid) the consideration that would be received or paid, as the case may be, in a comparable transaction effected on an arms’ length basis with a Person that is not an Affiliate, provided that (i) any Affiliate who is an individual may serve as a director, officer, employee or consultant of the Parent or any of its Restricted Subsidiaries and receive reasonable compensation for his or her services in such capacity, (ii) the Parent and its Restricted Subsidiaries may engage in and continue the transactions with or for the benefit of Affiliates which are described in Schedule 8.07, (iii) the Parent and its Restricted Subsidiaries may Guarantee any Indebtedness of Project Entities to the extent permitted under Section 8.01, and may Guarantee any other obligations of Project Entities not constituting Indebtedness so long as the aggregate value provided or aggregate amount paid by the Parent or such Restricted Subsidiary in respect of such Guarantee is permitted under Section 8.05 when provided or paid and (iv) the Parent and its Restricted Subsidiaries may enter into any transaction with an Affiliate involving consideration having an aggregate value not exceeding $1,000,000.

SECTION 8.08. Restrictive Agreements. The Parent will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement that prohibits, restricts or imposes any condition upon (a) the ability of any Obligor to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Parent or any other Restricted Subsidiary or to guarantee Indebtedness of the Parent or any other Restricted Subsidiary; provided that

(i) the foregoing shall not apply to restrictions and conditions imposed by law (or imposed by agreement reflecting such law so long as such agreement is no more restrictive than the restrictions and conditions imposed by law) or by this Agreement,

(ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 8.08 and any amendment, modification, extension, renewal or replacement thereof on terms that, taken as a whole, are not materially more adverse to the interests of the Lenders than such restrictions and conditions existing on the date hereof,

(iii) the foregoing shall not apply to restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder,

Credit Agreement

(iv) the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to any Indebtedness or other obligation not prohibited by this Agreement if such restrictions or conditions consist of (x) requirements to maintain a borrowing base in respect of such Indebtedness or other obligation, (y) the grant of, or promise to grant, Liens permitted hereunder as collateral security for such Indebtedness or other obligation, or (z) restrictions upon the grant or existence of other Liens on property or assets securing such Indebtedness or other obligation,

(v) the foregoing shall not apply to restrictions and conditions on any property purchased or built pursuant to a Customer Contract arising in the ordinary course of business, and

(vi) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

SECTION 8.09. Certain Financial Covenants.

(a) Total Leverage Ratio. The Parent will not permit the Total Leverage Ratio at any time to exceed 2.50 to 1.

(b) Interest Coverage Ratio. The Parent will not permit the Interest Coverage Ratio as at the last day of any fiscal quarter to be less than or equal to 3.00 to 1.

(c) Capital Expenditures. The Parent will not permit the aggregate amount of Capital Expenditures by the Parent and its Restricted Subsidiaries to exceed $100,000,000 during any single fiscal year, provided that (i) if the aggregate amount of Capital Expenditures for any fiscal year shall be less than $100,000,000 then such shortfall shall be added to the amount of Capital Expenditures permitted for the immediately succeeding (but not any other) fiscal year and, for purposes hereof, the amount of Capital Expenditures made during any fiscal year shall be deemed to have been made first from the $100,000,000 expressly permitted amount for such fiscal year and last from the amount of any carryover from the previous fiscal year and (ii) for any fiscal year (other than the fiscal year in which the Commitment Termination Date falls), the amount of any Capital Expenditures permitted in such fiscal year (including as a result of any carryover permitted by clause (i) above) may be increased by an aggregate amount not to exceed $20,000,000 (in which case the amount of such increase shall reduce, on a dollar-for-dollar basis, the amount of Capital Expenditures that would have been permitted to be incurred in the immediately succeeding fiscal year).

SECTION 8.10. Lines of Business. Neither the Parent nor any of its Subsidiaries shall engage to any substantial extent in any line or lines of business activity other than that conducted on the Restatement Effective Date, and any other business that is reasonably incidental and complementary thereto including, without limitation, businesses engaged in the environmental, construction, waste water treatment, infrastructure and mining and material terminal services industries.

Credit Agreement

SECTION 8.11. Changes to Fiscal Year. To enable the ready and consistent determination of compliance with the covenants set forth in Section 8.09, the Parent will not change the last day of its fiscal year from the last Friday of each calendar year, or the last day of the first three fiscal quarters in each of its fiscal years from the last Friday in March, June or September, respectively.

SECTION 8.12. Parent, FWL and Holdco. None of the Parent, FWL nor Holdco will acquire directly (as opposed to acquiring indirectly through Subsidiaries) ownership of the operating assets used to conduct any business.

Credit Agreement

Schedule 2

Section 1.01 of Credit Agreement

[ATTACHED ON FOLLOWING PAGE]

SCHEDULE 2

ARTICLE I

DEFINITIONS

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR” means, when used in reference to any Loan or Borrowing, that such Loan, or the Loans constituting such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquisition” means any transaction, or any series of related transactions, consummated after the date hereof, by which (i) the Parent and/or any of its Subsidiaries acquires from any Person other than a Group Member the business of, or all or substantially all of the assets of, any firm, corporation or other Person, or division thereof, whether through purchase of assets, purchase of Equity Interests, merger, consolidation, amalgamation or otherwise or (ii) any Person that was not theretofore a Subsidiary of the Parent becomes a Subsidiary of the Parent.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” has the meaning assigned to such term in the recital of parties hereto.

“Administrative Agent’s Account” means, for each Currency, an account in respect of such Currency designated by the Administrative Agent in a notice to the Borrowers and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. Notwithstanding the foregoing, (a) no individual shall be an Affiliate of the Parent or any of its Subsidiaries solely by reason of his or her being a director, officer or employee of the Parent or any of its Subsidiaries and (b) none of the Group Members shall be Affiliates of each other.

“Agreed Foreign Currency” means, in respect of any Letter of Credit requested to be issued by an Issuing Lender, Euros, Sterling, Canadian Dollars and any other Foreign Currency approved by such Issuing Lender (each of whom agrees not to withhold such approval unreasonably) but only if at such time (a) such Foreign Currency is freely transferable and convertible into Dollars in the London foreign exchange market and (b) no central bank or other

Credit Agreement

governmental authorization in the country of issue of such Foreign Currency (including, in the case of Euros, any authorization by the European Central Bank) is required to permit use of such Foreign Currency by any Lender for issuing any Letter of Credit or participating in any LC Exposure hereunder, unless such authorization has been obtained and is in full force and effect.

“Agreement” means this Credit Agreement, as it may be renewed, extended, amended, restated, or modified and in effect from time to time.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate for such day plus 1/2 of 1% and (c) the LIBO Rate for a one-month Interest Period commencing on the second Business Day after such date plus 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the LIBO Rate, as the case may be.

“Applicable Margin” means (a) (i) with respect to any ABR Loan, 1.250% per annum, (ii) with respect to any Eurodollar Loan, 2.250% per annum, (iii) with respect to any Letter of Credit (other than Performance Letters of Credit), 2.250% per annum, (iv) with respect to any Performance Letter of Credit, 1.125% per annum and (v) with respect to the Commitment Fee, 0.375% per annum, provided that from and after each Adjustment Date (as defined below) occurring after the Restatement Effective Date and through but excluding each Adjustment Date thereafter, the Applicable Margins will be the respective rates indicated below based upon the Ratings (as defined below) by S&P and Moody’s and (b) for any Type of Incremental Loans of any Series, such rates of interest as shall be agreed upon at the time Incremental Loan Commitments of such Series are established:

Rating S&P/Moody’s	ABR Loans	Eurodollar Loans	Non-Performance Letters of Credit	Performance Letters of Credit	Commitment Fee
>BBB / Baa2	0.750%	1.750%	1.750%	0.875%	0.250%
BBB- / Baa3	1.000%	2.000%	2.000%	1.000%	0.300%
BB+ / Ba1	1.250%	2.250%	2.250%	1.125%	0.375%
<BB / Ba2	1.500%	2.500%	2.500%	1.250%	0.500%

Credit Agreement

For purposes of the foregoing, (i) if either S&P or Moody’s shall not have in effect a Rating due to the Company’s failure to pay such fees, provide such information or undertake such other action as may be requested by either S&P or Moody’s in connection with the effectuation or continuation of such Rating, then the Applicable Margins shall be determined by reference to the Total Leverage Ratio, such that Applicable Margins shall be set as if the Ratings were BB+/Ba1 when the Total Leverage Ratio is less than or equal to 1.50 to 1, and as if the Ratings were BB/Ba2 at all other times; (ii) if the Ratings established by S&P and Moody’s shall fall within different categories in the schedule above, the Applicable Margins shall be based on the higher of the two Ratings (except that if such ratings differ by more than one category, the Applicable Margins shall be based on the Rating one level below the higher rating); and (iii) if the Rating established by S&P or Moody’s shall be changed (other than as a result of a change in the rating system of S&P or Moody’s), such change shall be effective as of the date on which it is first announced by the applicable rating agency (each such date, an “Adjustment Date”). Each change in the Applicable Margins shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of S&P or Moody’s shall change, or if either S&P or Moody’s shall not have in effect a Rating (other than by reason of the circumstances set out in clause (i) above) or either of such rating agencies shall cease to be in the business of issuing a Rating, the Company (on its own behalf and on behalf of each other Borrower) and (x) the Required Revolving Credit Lenders (in the case of Revolving Credit Borrowings) or (y) the Required Incremental Lenders for the relevant Series (in the case of Incremental Borrowings) shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of a Rating from such rating agency (and, notwithstanding anything to the contrary in Section 11.02, such amendment shall be effective when executed and delivered by the Company and the Required Revolving Credit Lenders or by the Company and the Required Incremental Lenders for the relevant Series, as the case may be, or by the Company and the Administrative Agent with the consent of the Required Revolving Credit Lenders or with the consent of the Required Incremental Lenders for the relevant Series, as the case may be) and, pending the effectiveness of any such amendment, the Applicable Margins shall be determined by reference to the Ratings most recently in effect prior to such change or cessation. For purposes of clause (i) hereof, the Total Leverage Ratio shall be determined as of the end of each fiscal quarter of the Parent’s fiscal year based upon the Parent’s consolidated financial statements delivered pursuant to Section 7.01(a) or (b) and any change in the Applicable Margins resulting from a change in the Total Leverage Ratio shall be effective during the period commencing on and including the date three Business Days after delivery to the Administrative Agent of such consolidated financial statements indicating any such change (or, in the case of the initial determination of the Applicable Margins based upon the Total Leverage Ratio, immediately upon S&P or Moody’s not having in effect a Rating by reason of circumstances set out in clause (i) of the first sentence of this paragraph) and ending on the date immediately preceding the effective date of any next such change; provided that the Total Leverage Ratio shall be deemed to be greater than 1.50 to 1 if the Parent fails to deliver such consolidated financial statements within the period specified pursuant to Section 7.01(a) or (b), during the period from the expiration of the time for delivery thereof until such consolidated financial statements are delivered.

Credit Agreement

“Applicable Percentage” means (a) with respect to any Lender for purposes of Section 2.04 or 2.05, or in respect of any indemnity claim under Section 11.03(c) arising out of an action or omission of an Issuing Lender under this Agreement, the percentage of the total Commitments represented by such Lender’s Commitment, (b) with respect to any Lender in respect of any indemnity claim under Section 11.03(c) relating to the Administrative Agent under this Agreement, the percentage of the total Commitments represented by such Lender’s Commitments or, if greater, the percentage of the Revolving Credit Exposure and Incremental Loan Exposure of all Series represented by the aggregate amount of such Lender’s Revolving Credit Exposure and Incremental Loan Exposure of all Series (as applicable) hereunder and (c) with respect to any Lender with respect to the participations to be purchased pursuant to Section 11.07, the percentage of the total Revolving Credit Exposure and Incremental Loan Exposure of all Series represented by the aggregate amount of such Lender’s Revolving Credit Exposure and Incremental Loan Exposure of all Series (as applicable); provided that when a Defaulting Lender shall exist, “Applicable Percentage” of any non-Defaulting Lender shall mean the percentage of the relevant Commitments, Revolving Credit Exposure and Incremental Exposure of the relevant Series, as applicable, disregarding any such Defaulting Lender’s relevant Commitment, Revolving Credit Exposure and Incremental Exposure of the relevant Series, as applicable, represented by such non-Defaulting Lender’s relevant Commitments, Revolving Credit Exposure and Incremental Exposure of the relevant Series. If the Commitments have terminated or expired, the “Applicable Percentages” shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 11.08), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.

“Assuming Lender” has the meaning assigned to such term in Section 2.08(e)(i).

“Bank Parent” means, with respect to any Lender, any Person of which such Lender is, directly or indirectly, a Subsidiary.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment.

Credit Agreement

“Base Rate”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“BNP Paribas” means BNP Paribas, a banking institution organized under the laws of the Republic of France.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” and “Borrowers” have the meanings assigned to such terms in the recital of parties hereto.

“Borrowing” means (a) all Syndicated ABR Loans of the same Class made, converted or continued on the same date, (b) all Eurodollar Loans of the same Class that have the same Interest Period or (c) a Swingline Loan.

“Borrowing Request” means a request by a Borrower for a Syndicated Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed, and if such day relates to a borrowing of, a payment or prepayment of principal of or interest on, a continuation or conversion of or into, or the Interest Period for, a Eurodollar Borrowing, or to a notice by a Borrower with respect to any such borrowing, payment, prepayment, continuation, conversion, or Interest Period, that is also a day on which dealings in Dollar deposits are carried out in the London interbank market.

“Canadian Dollar” or “C$” refers to the lawful currency of Canada.

“Capital Expenditures” means, for any period, the sum for the Group Members (determined on a consolidated basis without duplication in accordance with GAAP) of the aggregate amount of expenditures (excluding expenditures financed as Capital Lease Obligations or with purchase money financing) made to acquire or construct tangible fixed assets, plant and equipment (including renewals, improvements and replacements, but excluding repairs and maintenance costs) during such period computed in accordance with GAAP; provided that such term shall not include any such expenditures in connection with any Acquisition or any replacement or repair of property affected by a Casualty Event.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required at the time of determination to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

Credit Agreement

“Cash Equivalents” means investments of the types described in clauses (a) through (f) of the definition of “Permitted Investments” in this Section 1.01.

“Cash Management Obligations” means all obligations owing by Obligors and Restricted Subsidiaries to Eligible Cash Managers in respect of purchasing cards, treasury management arrangements, depositary or other cash management services.

“Casualty Event” means, with respect to any property of any Person, any loss of or damage to, or any condemnation or other taking of, such property for which such Person or any of its Subsidiaries receives insurance proceeds, or proceeds of a condemnation award or other compensation, but excluding any such event relating to property having an aggregate fair market value (as to the Group Members) exceeding neither $2,500,000 with respect to any event or series of related events nor $5,000,000 during any single fiscal year.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or Issuing Lender (or, for purposes of Section 2.15(b) by any lending office of such Lender or by such Lender’s or such Issuing Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Change of Control” means the occurrence of any one or more of the following events:

(i) (A) If neither FWL nor Holdco have been dissolved pursuant to Section 8.04(h), (x) the Parent shall cease to own, directly or indirectly, beneficially or of record, 100% of the economic interests and voting power in the Equity Interests of FWL, (y) FWL shall cease to own, directly or indirectly, beneficially or of record, 100% of the economic interests and voting power in the Equity Interests of Holdco, or (z) Holdco shall cease to own, directly or indirectly, beneficially or of record, 100% of the economic interests and voting power in the Equity Interests of the Company. (B) If both FWL and Holdco have been dissolved pursuant to Section 8.04(h), the Parent shall cease to own, directly or indirectly, beneficially or of record, 100% of the economic interests and voting power in the Equity Interests of the Company. (C) If FWL has been dissolved pursuant to Section 8.04(h) but Holdco has not been dissolved pursuant to Section 8.04(h), (x) the Parent shall cease to own, directly or indirectly, beneficially or of record, 100% of the economic interests and voting power in the Equity Interests of Holdco, or (y) Holdco shall cease to own, directly or indirectly, beneficially or of record, 100% of the economic interests and voting power in the Equity Interests of the Company. (D) If Holdco has been dissolved pursuant to Section 8.04(h) but FWL has not been dissolved pursuant to Section 8.04(h), (x) the Parent shall cease to own, directly or indirectly, beneficially or of record, 100% of the economic interests and voting power in the Equity Interests of FWL, or (y) FWL shall cease to own, directly or indirectly, beneficially or of record, 100% of the economic interests and voting power in the Equity Interests of the Company;

Credit Agreement

(ii) any Person or group (within the meaning of the Exchange Act and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), shall become, directly or indirectly, the beneficial owner of Equity Interests representing more than 35% of the ordinary voting power represented by the issued and outstanding voting Equity Interests of the Parent; or

(iii) a majority of the incumbent directors of the Parent is at any time not comprised of Persons who were either (x) directors of FWL on the Restatement Effective Date or (y) new directors (such Persons being herein called “New Members”) appointed or nominated for election by one or more Persons who were members of the board of directors of FWL on the Restatement Effective Date or who were appointed or nominated by one or more such New Members whether or not they were members on the Restatement Effective Date.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan or the Loans comprising such Borrowing are Syndicated Revolving Credit Loans or Borrowings, Incremental Loans or Borrowings of the same Series or Swingline Loans or Borrowings, and when used in reference to any Commitment, refers to whether the Loans that a Lender holding such Commitment is obligated to make are Revolving Credit Loans or Incremental Loans of a particular Series.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all property of any Obligor subject to any Lien created pursuant to the Security Documents.

“Commitment Fee” has the meaning assigned to such term in Section 2.11(a).

“Commitment Increase” has the meaning assigned to such term in Section 2.08(e)(i).

“Commitment Increase Date” has the meaning assigned to such term in Section 2.08(e)(i).

“Commitment Termination Date” means the fourth anniversary of the Restatement Effective Date, provided that, if such day is not a Business Day, then the “Commitment Termination Date” shall be the next following Business Day.

“Commitments” means the Revolving Credit Commitments and Incremental Loan Commitments.

“Company” has the meaning assigned to such term in the recital of parties hereto.

“Confidential Information Memorandum” means the Confidential Information Memorandum dated June, 2010 with respect to the syndication of the credit facilities provided for in this Agreement.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

Credit Agreement

“Credit Parties” means the Administrative Agent, the Issuing Lenders, the Swingline Lender and the other Lenders.

“Currency” means Dollars or any Foreign Currency.

“Customer Contract” has the meaning assigned to such term in Section 8.02(m).

“Debt Service” means, for any period, the sum, for the Group Members (determined on a consolidated basis without duplication in accordance with GAAP), of the following: (a) all regularly scheduled payments or prepayments of principal of Indebtedness (including the principal component of any payments in respect of Capital Lease Obligations) made during such period plus (b) all Interest Expense for such period.

“Default” means any event or condition which constitutes an Event of Default or which upon the delivery of a notice or lapse of a period of time described or referred to in Article IX (or both) would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, (b) has notified the Company or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and (if such Lender is a Revolving Credit Lender) participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has, or has a Bank Parent that has, become the subject of a Bankruptcy Event.

“Defeased” means, with respect to any Letters of Credit, that cash cover has been posted, or back-to-back letters of credit have been issued, in respect of such Letters of Credit for the benefit of the related Issuing Lenders in accordance with Section 2.18.

“Disclosed Matters” means the matters disclosed in the Form 8-K, 10-K and 10-Q filings made by the Parent with the Securities and Exchange Commission made after January 1, 2010 and prior to the date hereof.

“Disposition” means any sale, assignment, transfer, lease (as lessor) or other disposition of any property (whether now owned or hereafter acquired) by any Group Member to any other Person (other than another Group Member) excluding any sale, assignment, transfer, lease (as lessor) or other disposition of (i) any property sold or disposed of in the ordinary course of business, (ii) any tangible property that is obsolete or worn-out or no longer used or useful in the business of the Parent and its Subsidiaries, (iii) any Collateral pursuant to an exercise of

Credit Agreement

remedies by the Administrative Agent under Section 4.05 thereof, (iv) property of, or Equity Interests in, any Project Entity, (v) other property having an aggregate fair market value (as to the Group Members) neither exceeding $2,500,000 with respect to any transaction or series of related transactions nor exceeding $5,000,000 during any single fiscal year.

“Disposition Investment” means, with respect to any Disposition, any promissory notes or other evidences of indebtedness or Investments received by any Group Member in connection with such Disposition.

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at any time before the first anniversary of the Commitment Termination Date at the option of the holder thereof, in whole or in part, (b) is secured by any assets of any Group Member, (c) is exchangeable or convertible at the option of the holder into Indebtedness of any Group Member or (d) provides for the mandatory payment of dividends (other than dividends comprised of Disqualified Equity Interests), i.e., regardless of whether or not the board of directors has declared any such dividends. Notwithstanding the preceding sentence, any Equity Interest that would constitute a Disqualified Equity Interest solely because the holders thereof have the right to require any Group Member to repurchase such Equity Interest upon the occurrence of a change of control or an asset sale shall not constitute a Disqualified Equity Interest if the terms of such Equity Interest provide, in effect, that the Group Members will not be obligated to repurchase or redeem any such Equity Interest pursuant to such provisions unless such repurchase or redemption is permitted at the time under this Agreement.

“Dollar Equivalent” means, on any date of determination, (i) with respect to an amount denominated in Dollars, such Dollar amount and (ii) with respect to an amount denominated in any Foreign Currency, the amount of Dollars that would be required to purchase such amount of such Foreign Currency on such date, based upon the rate appearing on the applicable page of the Reuters Screen (or on any successor or substitute page of such screen, or any successor to or substitute for such screen, providing rate quotations comparable to those currently provided on such page of such screen, as determined by the Administrative Agent from time to time for purposes of) providing quotations of exchange rates applicable to the sale of such Foreign Currency in the London foreign exchange market at approximately 11.00 a.m., London Time, for delivery two days later.

“Dollars” or “$” refers to lawful currency of the United States of America.

“Domestic Subsidiary” means any Subsidiary other than a Foreign Subsidiary.

“Earn-Out Obligation” means any contingent payment obligation of any Group Member incurred in connection with the Acquisition of an entity, assets or businesses, to the extent such obligation is payable based on the performance of the entity, assets or businesses so acquired. The amount of an Earn-Out Obligation shall be the maximum amount that in the good faith determination of a Financial Officer (taking into account any applicable maximum limits

Credit Agreement

specified in the agreement or instrument governing such Earn-Out Obligation) could at any time be payable under such Earn-Out Obligation, provided that if such Earn-Out Obligation is of sufficient certainty as to be carried as a liability on a balance sheet of the Group Members, then the amount of such Earn-Out Obligation shall be the amount thereof so carried on such balance sheet.

“EBITDA” means, for any period, net income for the Group Members (determined on a consolidated basis without duplication in accordance with GAAP) for such period (calculated before taxes, interest expense, depreciation, amortization and any other non-cash income or charges accrued for such period and (except to the extent received or paid in cash by any Group Member) income or loss attributable to equity in Affiliates for such period), excluding any extraordinary or unusual gains or losses during such period, and excluding the proceeds of any Casualty Events and the proceeds of any dispositions other than sales of inventory in the ordinary course of business; provided that net income for the Group Members for any period shall exclude income of a Subsidiary that is not a Restricted Subsidiary during such period except to the extent of cash received during such period by Group Members from such Subsidiary (whether as dividends, loans or otherwise).

Notwithstanding the foregoing, if, during any period for which EBITDA is being determined for purposes of calculating the Total Leverage Ratio, any of the Group Members shall have consummated any Acquisition or Disposition for aggregate consideration in excess of $10,000,000 then, for purposes solely of calculating the Total Leverage Ratio, EBITDA shall be determined on a pro forma basis as if such Acquisition or Disposition had been made or consummated on the first day of such period (and, in that connection, the Parent shall deliver to the Lenders a calculation setting forth in reasonable detail the pro forma adjustments to EBITDA for such period as a result of such Acquisition or Disposition).

“Eligible Cash Manager” means, in connection with any Cash Management Obligations owing by a Borrower or a Restricted Subsidiary, a Person that was a Lender or an Affiliate of a Lender at the time such Cash Management Obligations arose.

“Eligible Hedging Counterparty” means, in connection with any Hedging Agreement with a Borrower or a Restricted Subsidiary, a Person that was a Lender or an Affiliate of a Lender at the time such Hedging Agreement was entered into.

“EMU Legislation” means legislation enacted by the European Union’s Economic and Monetary Union.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Materials or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Group Member directly or indirectly resulting from or based upon (a) violation of any

Credit Agreement

Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock of a corporation, membership interests in a limited liability company, partnership interests in a general or limited partnership, beneficial interests in a trust or other equity ownership interests in an association or other entity or Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such capital stock, membership or partnership interests, beneficial interests or other equity ownership interests in any Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Parent, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) the incurrence by the Parent or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan, (e) the receipt by the Parent or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (f) the incurrence by the Parent or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan, or (g) the receipt by the Parent or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Parent or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Euro” or”€” refers to the single currency of the European Union as constituted by the Treaty on European Union and as referred to in EMU Legislation.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article IX.

Credit Agreement

“Excess Cash Flow” means, for any period, the excess of (a) EBITDA for such period over (b) the sum of (i) Capital Expenditures made during such period plus (ii) the aggregate amount of Debt Service for such period.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Excluded Assets” means:

(a) Equity Interests (i) in an Immaterial Subsidiary and (ii) in any Subsidiary that is not an Obligor that is owned by an Obligor that is a Foreign Subsidiary (excluding Equity Interests in Holdco, FWL and the Company and excluding also Equity Interests in FW Hungary Licensing Limited Liability Company or any other Subsidiary to which FW Hungary Licensing Limited Liability Company shall transfer any material portion of its intellectual property assets);

(b) that portion of the voting Equity Interests in a Foreign Subsidiary owned by an Obligor that is a Domestic Subsidiary exceeding 65% thereof to the extent that a Financial Officer certifies to the Administrative Agent that the exclusion of such voting Equity Interest is necessary to avoid adverse tax consequences or a violation of applicable law;

(c) property owned by an Obligor that is a Foreign Subsidiary, other than Equity Interests that have been issued to such Obligor by a Restricted Subsidiary that is a Domestic Subsidiary;

(d) fee interests in real property, including improvements thereon, if the fair market value thereof, net of Indebtedness secured by Liens thereon, is $3,000,000 or less;

(e) leasehold interests in real property, including improvements thereon made by the applicable Obligor, if the fair market value of such improvements, net of Indebtedness secured by Liens thereon, is $3,000,000 or less;

(f) property of any Person that is not an Obligor;

(g) property that is subject to, or acquired to perform or fulfill, a Customer Contract;

(h) any lease, license, permit, contract, property right or agreement to which any Obligor is a party or any of its rights or interests thereunder if and to the extent that the grant of a Lien therein would constitute or result in either (i) the abandonment, invalidation or unenforceability of any right, title or interest of any Obligor therein or (ii) a breach, termination or default under any such lease, license, permit, contract, property right or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code of any relevant jurisdiction or any other applicable law or principles of equity), provided that such lease, license, permit, contract, property right or agreement shall cease to constitute “Excluded Assets” immediately upon a Lien therein no longer constituting or resulting in an abandonment, invalidation, unenforceability, breach, termination or default described above;

Credit Agreement

(i) any “intent-to-use” trademark applications prior to the filing and acceptance of a Statement of Use or Amendment to Allege Use to the extent a security interest therein prior to such time would result in a violation of the Lanham Act, or an abandonment of any right of any Grantor in any trademark or application therefor; provided, that such trademark application shall cease to constitute “Excluded Assets” immediately upon the filing and acceptance of a Statement of Use or Amendment to Allege Use in connection with such trademark application;

(j) any property subject to a purchase money security interest or lease that are not prohibited under this Agreement so long as the terms thereof would prohibit the grant of a Lien on such property;

1.(k) any deposit accounts exclusively used fo for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of an Obligor’s salaried employees;

(l) any Equity Interests in Foster Wheeler Bimas Birlesik Insaat ve Muhendislik A.S. (Turkey), Foster Wheeler International Engineering & Consulting (Shanghai) Company, Foster Wheeler International Trading (Shanghai) Company Limited, FW Preferred Capital Trust I (DE) and Foster Wheeler Power Systems S.A.; and

(m) any general or limited partnership interests in a general or limited partnership if and to the extent that the grant of a Lien therein would not be permitted under the applicable organizational instrument pursuant to which such partnership is formed, provided that such general or limited partnership interest shall cease to constitute “Excluded Assets” immediately upon a Lien therein no longer being prohibited by such applicable organizational instrument.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Lender or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or does business (other than a business deemed to arise solely by reason of the transactions contemplated by this Agreement) or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which such Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by a Borrower under Section 2.17), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 11.04(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding tax pursuant to Section 11.04(a).

“Existing Credit Agreement” has the meaning assigned to such term in the recitals hereto.

“Existing Letter of Credit” has the meaning assigned to such term in Section 2.05(j).

Credit Agreement

“Exposures” means, at any time, the sum of the Revolving Credit Exposures and Incremental Loan Exposures of all Series at such time.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of l%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

2. “Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Parent.

“Foreign Currency” means at any time any Currency other than Dollars.

“Foreign Currency Equivalent” means, with respect to any amount in Dollars, the amount of any Foreign Currency that could be purchased with such amount of Dollars using the reciprocal of the foreign exchange rate(s) specified in the definition of the term “Dollar Equivalent”, as determined by the Administrative Agent.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which a Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary of the Parent organized in a jurisdiction other than the United States of America, any State thereof, or the District of Columbia.

“FWL” has the meaning assigned to such term in the recital of parties hereto.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, or of any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Group Members” means, collectively, the Parent and the Restricted Subsidiaries.

“Guarantee” means a guarantee, an endorsement, a contingent agreement to purchase or to furnish funds for the payment or maintenance of, or otherwise to be or become contingently liable under or with respect to, the Indebtedness, other obligations, net worth, working capital or earnings of any Person, or a guarantee of the payment of dividends or other distributions upon

Credit Agreement

the Equity Interests of any Person, or an agreement to purchase, sell or lease (as lessee or lessor) property, products, materials, supplies or services primarily for the purpose of enabling a debtor to make payment of such debtor’s obligations or an agreement to assure a creditor against loss, but does not include (a) causing a bank or other financial institution to issue a letter of credit or other similar instrument for the benefit of another Person other than those directly supporting Indebtedness and (b) endorsements for collection or deposit in the ordinary course of business. The terms “Guarantee” and “Guaranteed” used as a verb shall have a correlative meaning.

“Guaranteed Obligations” means (a) in the case of the Parent, FWL, Holdco and the Subsidiary Guarantors, the principal of and interest on the Loans made by the Lenders to the Borrowers, all LC Disbursements and all other amounts from time to time owing to the Lenders or the Administrative Agent by the Borrowers hereunder or under any other Loan Document, all Cash Management Obligations and all obligations of the Borrowers or any Restricted Subsidiary to any Eligible Hedging Counterparty under any Hedging Agreement, in each case strictly in accordance with the terms thereof and (b) in the case of each Borrower, the principal of and interest on the Loans made by the Lenders to the other Borrowers, all LC Disbursements and all other amounts from time to time owing to the Lenders or the Administrative Agent by the other Borrowers hereunder or under any other Loan Document, all Cash Management Obligations and all obligations of the other Borrowers or any Restricted Subsidiary to any Eligible Hedging Counterparty under any Hedging Agreement, in each case strictly in accordance with the terms thereof.

“Guarantor” means, except to the extent otherwise provided in Section 4.08, collectively, the Subsidiary Guarantors, the Parent, FWL, Holdco and the Borrowers.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreement” means any agreement with respect to any swap, forward, future, cap, collar or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Holdco” has the meaning assigned to such term in the recital of parties hereto.

“Immaterial Subsidiary” means, as at any date, any Restricted Subsidiary (other than a Borrower) designated as such by the Parent in a certificate delivered by the Parent to the Administrative Agent at the Restatement Effective Date or at any time thereafter (and which designation has not been rescinded in a subsequent certificate of the Parent delivered to the Administrative Agent); provided that no Restricted Subsidiary may be designated as an “Immaterial Subsidiary” if any Subsidiary of such Restricted Subsidiary is not an Immaterial Subsidiary.

Credit Agreement

“Increasing Lender” has the meaning assigned to such term in Section 2.08(e)(i).

“Incremental Loan” when used in reference to any Loan or Borrowing, means that such Loan, or the Loans constituting such Borrowing, are made pursuant to Section 2.01(b).

“Incremental Loan Commitment” means, with respect to each Lender, the amount of the offer of such Lender to make Incremental Loans of any Series that is accepted by the Company in accordance with the provisions of Section 2.01(b), as such amount may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 11.08.

“Incremental Loan Exposure” means, with respect to any Incremental Lender of any Series at any time, the sum of the outstanding principal amount of such Lender’s Incremental Loans of such Series at such time.

“Incremental Lenders” means, in respect of any Series of Incremental Loans, (a) initially, the Lenders (or other financial institutions referred to in Section 2.01(b)) whose offers to make Incremental Loans of such Series shall have been accepted by the Company in accordance with the provisions of Section 2.01(b) and (b) thereafter, the Lenders from time to time holding Incremental Loans of such Series and/or Incremental Loan Commitments of such Series after giving effect to any assignments thereof permitted by Section 11.08.

“Indebtedness” means, for any Person without duplication: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or a sale of financial assets or commodities subject to a repurchase obligation in a transaction commonly known as a “repo”; (b) obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred and payable in the ordinary course of business; (c) Indebtedness of others secured by a Lien on the property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) obligations of such Person in respect of letters of credit (including Letters of Credit) or similar instruments (including bank guaranties) issued or accepted by banks and other financial institutions for account of such Person, but only if and to the extent such letters of credit or similar instruments directly support obligations otherwise constituting Indebtedness; (e) Capital Lease Obligations of such Person; (f) Indebtedness of others Guaranteed by such Person; (g) any Disqualified Equity Interest; and (h) any Earn-Out Obligation. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity.

Notwithstanding the foregoing, (x) “Indebtedness” shall exclude (i) obligations under Hedging Agreements and (ii) obligations in respect of letters of credit (including Letters of Credit hereunder) or similar instruments (including bank guaranties) except to the extent expressly set forth in clause (d) above and (y) Non-Recourse Project Indebtedness shall not be deemed to be Indebtedness of any Group Member.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

Credit Agreement

“Interest Coverage Ratio” means, as of the last day of any fiscal quarter of the Parent, the ratio of (a) EBITDA for the period of four consecutive fiscal quarters ending on the last day of the most recent fiscal quarter for which financial statements have been delivered pursuant to this Agreement to (b) Interest Expense for such period.

“Interest Election Request” means a request by a Borrower to convert or continue a Borrowing in accordance with Section 2.07.

“Interest Expense” means, for any period, the sum, for the Group Members (determined on a consolidated basis without duplication in accordance with GAAP), of the following: (a) all interest in respect of Indebtedness accrued during such period that was, in such period, paid or currently payable in cash plus (b) the net amounts accrued and paid, or currently payable in cash (or minus the net amounts accrued and received, or currently receivable in cash) under Hedging Agreements relating to interest. In determining “Interest Expense” for any period, there shall be excluded fees and commissions in respect of letters of credit (including Letters of Credit hereunder) or similar instruments (including bank guaranties) except to the extent that such letters of credit or similar instruments directly support Indebtedness.

“Interest Payment Date” means (a) with respect to any Syndicated ABR Loan, each Quarterly Date, and the Commitment Termination Date, (b) with respect to any Eurodollar Loan, the last day of each Interest Period therefor and, in the case of any Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at three-month intervals after the first day of such Interest Period and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, with the consent of each Lender of the relevant Class based upon availability of funds for the applicable period, nine or twelve months) thereafter, provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing. Notwithstanding the foregoing, (x) if any Interest Period for any Revolving Credit Borrowing would otherwise end after the Commitment Termination Date, such Interest Period shall end on the Commitment Termination Date, and (y) notwithstanding the foregoing clause (x), no Interest Period shall have a duration of less than one month and, if the Interest Period for any Eurodollar Loan would otherwise be a shorter period, such Loan shall not be available hereunder as Eurodollar Loan for such period.

Credit Agreement

“Interim Financial Statements” means the unaudited consolidated balance sheet, statements of operations, changes in equity and cash flows of the Parent and its consolidated Subsidiaries as of and for the period commencing on January 1, 2010 and ending on March 31, 2010, certified by a Financial Officer.

“Investment” means, for any Person: (a) the acquisition (whether for cash, property, services or securities or otherwise) of any Equity Interests in, or bonds, notes, debentures or other securities of, or capital contribution to, any other Person or any “short sale” of securities, meaning a sale of securities at a time when such securities are not owned by the Person entering into such short sale; (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person, but excluding any such advance, loan or extension of credit representing (i) the purchase price of inventory, project equipment, supplies or services sold or provided by such Person in the ordinary course of business and on ordinary trade terms or (ii) the issuance or procurement of any letter of credit (including a Letter of Credit) or similar instrument (including a bank guaranty) for the benefit of any other Person not directly supporting Indebtedness; (c) the entering into of any Guarantee of, or other contingent obligation, directly supporting Indebtedness; or (d) the making of any payment, or other transfer for value in payment of, any reimbursement or similar obligation arising upon any payment made under any letter of credit (including a Letter of Credit) or similar instrument (including a bank guaranty) issued or procured for the benefit of any other Person not directly supporting Indebtedness. The aggregate amount of an Investment by a Person at any time shall be determined by reference to the amount of cash or property delivered by such Person in connection with such Investment and not by the amount of cash or property committed to be delivered in connection therewith.

“Issuing Lender” means BNP Paribas and each other Lender designated by the Company as an “Issuing Lender” hereunder that has agreed to such designation and has been approved as an “Issuing Lender” by the Administrative Agent in its reasonable discretion. Each Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Lender, in which case the term “Issuing Lender” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Joinder Agreement” means a Joinder Agreement substantially in the form of Exhibit E.

“LC Disbursement” means a payment made by an Issuing Lender pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrowers at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lender Addendum” means a Lender Addendum substantially in the form of Exhibit F, to be executed and delivered by each initial Lender on the Restatement Effective Date as provided in Section 11.10.

Credit Agreement

“Lenders” means the Persons that shall become a party hereto pursuant to a Lender Addendum or an Assignment and Assumption, or pursuant to Section 2.01(b) or 2.08(e), other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender and each Issuing Lender.

“Letter of Credit” means a letter of credit issued pursuant to Article II and any Existing Letter of Credit.

“Letter of Credit Collateral Account” has the meaning assigned to such term in Section 2.05(k).

“Letter of Credit Documents” means, with respect to any Letter of Credit, collectively, any application therefor and any other agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (b) any collateral security for any of such obligations, each as the same may be modified and supplemented and in effect from time to time.

“LIBO Rate” means, for the Interest Period for any Eurodollar Borrowing, the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London or other applicable interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for Dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available as described above for any reason, then the LIBO Rate for such Interest Period shall be the rate at which Dollar deposits in the amount of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (including any financing lease having substantially the same economic effect as any of the foregoing but excluding any operating lease) relating to such asset.

“Loan Documents” means, collectively, this Agreement, any promissory notes evidencing Loans hereunder, the Letter of Credit Documents and the Security Documents.

“Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement, including Incremental Loans of any Series.

“Luxembourg Guarantor” has the meaning assigned to such term in Section 4.09(b).

Credit Agreement

“Margin Stock” has the meaning specified in Regulation U of the Board of Governors of the Federal Reserve System.

3. “Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or condition, financial or otherwise, of the Group Members taken as a whole, (b) the enforceability of the obligations of any Obligor under this Agreement or the other Loan Documents or (c) the rights of or remedies available to the Lenders under this Agreement and the other Loan Documents.

“Material Foreign Subsidiary” has the meaning assigned to such term in Section 7.10(f).

“Material Indebtedness” means Indebtedness (other than the Obligations), or obligations in respect of one or more Hedging Agreements, of any one or more of the Group Members in an aggregate principal amount exceeding $50,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of any Person in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Person would be required to pay if such Hedging Agreement were terminated at such time.

“Monthly Dates” means the last Business Day of each calendar month in each year, the first of which shall be the first such day after the date of this Agreement.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means:

(a) in the case of any Casualty Event, the aggregate amount of proceeds of insurance, condemnation awards and other compensation received by the Group Members in respect of such Casualty Event net of (A) reasonable expenses incurred by the Group Members in connection therewith and (B) contractually required repayments of Indebtedness to the extent secured by a Lien on such property and any income and transfer taxes payable by the Group Members in respect of such Casualty Event; and

(b) in the case of any Disposition, the aggregate amount of all cash payments received by the Group Members directly or indirectly in connection with such Disposition, whether at the time of such Disposition or after such Disposition under deferred payment arrangements or Investments entered into or received in connection with such Disposition (including, without limitation, Disposition Investments); provided that

(i) Net Cash Proceeds shall be net of (x) the amount of any legal, title, transfer and recording tax expenses, commissions and other fees and expenses payable by the Group Members in connection with such Disposition, (y) any Federal, state and local income or other taxes estimated to be payable by the Group Members as a result of such Disposition and (z) any reserve for retained liabilities or adjustment in respect of the sale price of such property in accordance with GAAP; and

Credit Agreement

(ii) Net Cash Proceeds shall be net of any repayments by any Group Member of Indebtedness to the extent that (i) such Indebtedness (other than the Guaranteed Obligations) is secured by a Lien on the property that is the subject of such Disposition and (ii) the transferee of (or holder of a Lien on) such property requires that such Indebtedness be repaid as a condition to the purchase of such property.

Notwithstanding the foregoing, the Net Cash Proceeds of any Casualty Event affecting property of a Foreign Subsidiary, or any Disposition of property by any Foreign Subsidiary, shall be reduced by the aggregate amount of funds received by such Foreign Subsidiary that the Company in good faith determines (and notifies the Administrative Agent) may not be remitted to the Company (by distribution or intercompany advance or otherwise) without resulting in adverse tax consequences or a violation of law.

“Net Commitment Increase Amount” means at any time an amount (not less than zero) equal to the aggregate amount of all Commitment Increases obtained after the date hereof and at or prior to such time minus the aggregate amount of all reductions of the Revolving Credit Commitments effected after the date hereof and at or prior to such time.

“Net Incremental Increase Amount” means at any time an amount (not less than zero) equal to the aggregate principal amount of all Incremental Loans outstanding at such time plus the aggregate unused Incremental Loan Commitments outstanding at any such time.

“Non-Recourse Project Indebtedness” means Indebtedness of a Project Entity (i) that is without recourse to, and is not secured by any lien on, any assets of any Group Member other than (x) recourse in the nature of a guaranty of completion or performance that does not itself constitute Indebtedness of any Group Member (determined without regard to clause (y) of the last sentence of the definition of the term “Indebtedness”) and (y) liens on the Equity Interests of such Project Entity, and (ii) any default in respect of which will not result in a cross-default under Indebtedness of any Group Member in excess of $50,000,000.

“Obligations” means all indebtedness, obligations and liabilities of each Obligor to any Lender, the Swingline Lender, any Issuing Lender or the Administrative Agent from time to time arising under or in connection with or related to or evidenced by or secured by this Agreement or any other Loan Document, and all extensions or renewals thereof, whether such indebtedness, obligations or liabilities are direct or indirect, otherwise secured or unsecured, joint or several, absolute or contingent, due or to become due, whether for payment or performance, now, existing or hereafter arising. Without limitation of the foregoing, such indebtedness, obligations and liabilities include the principal amount of Loans, LC Exposure, interest, fees, indemnities or expenses under or in connection with this Agreement or any other Loan Document, and all extensions and renewals thereof, whether or not such extensions of credit were made in compliance with the terms and conditions of this Agreement or in excess of the obligation of the Lenders to extend credit hereunder. Obligations shall remain Obligations notwithstanding any assignment or transfer or any subsequent assignment or transfer of any of the Obligations or any interest therein.

Credit Agreement

“Obligors” means, collectively, the Borrowers and the Guarantors.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment or prepayment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement and the other Loan Documents.

“Parent” has the meaning assigned to such term in the recital of parties hereto.

“Participant” has the meaning assigned to such term in Section 11.08(c).

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

4. “Performance Letter of Credit” means (a) a standby Letter of Credit issued to secure ordinary course performance obligations, including, without limitation, any performance related advance payment, retention or warranty obligations, in each case in connection with project engineering, procurement, construction, power business, maintenance and other similar projects (including projects about to be commenced) or bids for prospective project engineering, procurement, construction, power business, maintenance and other similar projects, and (b) a standby Letter of Credit issued to back a bank guarantee, surety bond, performance bond, or other similar obligation in eac each case issued to support ordinary course performance obligations including, without limitation, any performance related advance payment, retention or warranty obligations, in each case in connection with project engineering, procurement, construction, power business, maintenance and other similar projects (including projects about to be commenced) or bids for prospective project engineering, procurement, construction, power business, maintenance and other similar projects. For the avoidance of doubt, the term “Performance Letter of Credit” includes each Existing Letter of Credit that is identified as a “Performance Letter of Credit” on Schedule 1.01.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any office of any commercial bank which has a combined capital and surplus and undivided profits of not less than $250,000,000;

Credit Agreement

(d) fully collateralized repurchase agreements with a term of not more than 180 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e) money market funds at least 95% of the assets of which constitute Permitted Investments of the kinds described in clauses (a) through (d) of this definition;

(f) obligations issued or guaranteed by the government or governmental agencies of the United States of America, Canada, Japan, Australia, Switzerland and the countries belonging to the European Union with a country credit rating of at least AA from S&P or similar rating from any other recognized credit rating agency maturing within one year from the date of acquisition thereof; and

(g) obligations of a Group Member to any other Group Member arising from any cash management arrangement maintained in for the purpose of investing in Permitted Investments.

“Perryville Fee-Owned Property” means the fee interest of the Company in Units 2, 4, 5, and 6 of the Perryville Corporate Park Condominium located in Union Township, Hunterdon County, New Jersey.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any the Parent or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by BNP Paribas, as its prime rate in effect at its office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Project Entity” means each and all of (a) the Subsidiaries listed on Schedule 5.13 identified as “Project Entities” therein and their present and future Subsidiaries and (b) any other existing or future Subsidiary of the Company designated by the Company, by written notice to the Administrative Agent, as formed or acquired for the primary purpose of constructing, acquiring, owning, leasing and/or operating one or more sites, facilities or projects and any agreements related thereto and the Subsidiaries of such Subsidiary, together, in the case of each Subsidiary referred to in clause (a) or (b), with any intermediate holding companies of any such Subsidiary.

Credit Agreement

“provide cover” means, when used in reference to a Letter of Credit, the deposit of cash collateral pursuant to Section 2.05(k).

“Quarterly Dates” means the last Business Day of March, June, September and December in each year, the first of which shall be the first such day after the Restatement Effective Date.

“Ratings” means (a) the corporate credit rating for the Parent issued by S&P and (b) the issuer rating for the Parent, or if the Parent does not have an issuer rating, the Company, issued by Moody’s, if such issuer rating is Baa3 or higher, or the corporate family rating for the Company issued by Moody’s, if such issuer rating is lower than Baa3.

“Register” has the meaning assigned to such term in Section 11.08.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Incremental Lenders” means, at any time, with respect to Incremental Lenders of any Series, Incremental Lenders of such Series having Incremental Loan Exposures and unused Incremental Loan Commitments of such Series representing more than 50% of the total Incremental Loan Exposures of such Series and unused Incremental Loan Commitments of such Series at such time.

“Required Lenders” means, at any time, Lenders having Exposures and unused Commitments representing more than 50% of the sum of the total Exposures and unused Commitments at such time.

“Required Revolving Credit Lenders” means, at any time, Revolving Credit Lenders having Revolving Credit Exposures and unused Revolving Credit Commitments representing more than 50% of the total Revolving Credit Exposures and unused Revolving Credit Commitments at such time.

“Restatement Effective Date” has the meaning assigned to such term in Section 6.01.

“Restricted Payment” means any dividend or other distribution (whether in cash, contractual obligations, securities or other property) with respect to any class of outstanding equity interests of the Parent, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such equity interest of the Parent, but excluding dividends payable solely in equity interests of the Parent (other than Disqualified Equity Interests).

“Restricted Subsidiary” means all Subsidiaries of the Parent other than the Project Entities.

“Revolving Credit”, when used in reference to any Loan or Borrowing, means that such Loan, or the Loans constituting such Borrowing, are made pursuant to Section 2.01(a).

Credit Agreement

“Revolving Credit Availability Period” means the period from and including the Restatement Effective Date to but excluding the earlier of (a) the Commitment Termination Date and (b) the date of termination of the Revolving Credit Commitments.

“Revolving Credit Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Credit Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, as such commitment may be (a) reduced, increased or terminated from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 11.08. The initial amount of each Lender’s Revolving Credit Commitment is set forth opposite the name of such Lender on its Lender Addendum under the caption “Revolving Credit Commitment”, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Credit Commitment, as applicable. The initial aggregate amount of the Revolving Credit Commitments is $450,000,000.

“Revolving Credit Exposure” means, with respect to any Revolving Credit Lender at any time, the sum of (a) the outstanding principal amount of such Lender’s Syndicated Revolving Credit Loans, its LC Exposure and Swingline Exposure at such time minus (b) for purposes of Sections 2.10(c) and (d), the aggregate balance then held by the Administrative Agent in the Letter of Credit Collateral Account.

“Revolving Credit Lender” means (a) initially, a Lender that has a “Revolving Credit Commitment” set forth opposite the name of such Lender on its Lender Addendum and (b) thereafter, the Lenders from time to time holding Revolving Credit Loans and Revolving Credit Commitments, after giving effect to any assignments thereof permitted by Section 11.08.

“Revolving Credit Loan Sublimit” means $100,000,000.

“S&P” means Standard & Poor’s Ratings Services, a Division of The McGraw-Hill Companies, Inc.

“Sale and Leaseback Transaction” has the meaning assigned thereto in Section 8.03.

“Secured LOCs” has the meaning assigned to such term in Section 8.01(c).

“Security Agreement” means an Amended and Restated Security Agreement substantially in the form of Exhibit D between the Obligors and the Administrative Agent.

“Security Documents” means, collectively, the Security Agreement and any other security agreement, assignment, pledge, mortgage or other instrument executed and delivered on or before the Restatement Effective Date, or thereafter from time to time (whether pursuant to Section 7.10 or otherwise), by the Obligors or any other Person granting Liens on assets or Equity Interests of the Group Members to secure Obligations.

5. “Series” has the meaning assigned to such term in Section 2.01(b).

Credit Agreement

“Significant Subsidiary” means a Restricted Subsidiary (other than an Obligor) that has aggregate assets or aggregate revenues (excluding in each case intercompany loans or receivables that are eliminated on the consolidated financial statements of the Group Members in accordance with GAAP) greater than 5% of the aggregate assets or aggregate revenues of the Group Members taken as a whole.

“Special Counsel” means Milbank, Tweed, Hadley & McCloy LLP, in its capacity as special counsel to BNP Paribas, as Administrative Agent of the credit facilities contemplated hereby.

“Statutory Reserve Rate” means, for the Interest Period for any Eurodollar Borrowing, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the arithmetic mean, taken over each day in such Interest Period, of the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sterling” or “    ” refers to the lawful currency of the United Kingdom.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, (a) any other Person (other than a partnership) the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date or (b) any partnership the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date. References herein to “Subsidiaries” shall, unless the context requires otherwise, be deemed to be references to Subsidiaries of the Parent.

“Subsidiary Guarantors” means the Persons listed under the caption “SUBSIDIARY GUARANTORS” on the signature pages hereto or which become a party hereto as a “Subsidiary Guarantor” hereunder pursuant to any Joinder Agreement; provided that, for the avoidance of doubt, “Subsidiary Guarantors” will not include (a) any Project Entity, (b) any Immaterial Subsidiary, (c) FW Energie B.V. and Foster Wheeler Europe B.V., (d) Foster Wheeler Power Systems, S.A., (e) Foster Wheeler Environmental Corporation, (f) FW Management Operations, Ltd., (g) Perryville Service Company Ltd., (h) Continental Finance Company Ltd., (i) Foster Wheeler Power Company Ltd. – La Societe D’Energie Foster Wheeler Ltee, (j) Foster Wheeler Canada Ltd., (k) Foster Wheeler Europe, (l) Foster Wheeler (Malaysia) SDN. BHD., (m) Foster Wheeler Continental B.V., (n) FW Netherlands C.V., (o) F.W. – Gestăo E Serviços, S.A., (p) Foster Wheeler Asia Pacific Pte. Ltd., (q) P.E. Consultants, Inc., (r) Manops Limited, (s) Foster Wheeler Caribe Corporation, C.A., and (t) FW Overseas Operations Limited.

Credit Agreement

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means BNP Paribas, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.04.

“Syndicated”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, are made pursuant to Section 2.01.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Total Leverage Ratio” means as at any date the ratio of (a) all Indebtedness of the Group Members (determined on a consolidated basis without duplication in accordance with GAAP) on such date to (b) EBITDA for the period ending on the last day of the most recent fiscal quarter for which financial statements have been delivered pursuant to this Agreement.

“Transactions” means (a) with respect to a Borrower, the execution, delivery and performance by such Borrower of the Loan Documents to which it is a party, the borrowing of Loans and the use of the proceeds thereof, and the issuance of Letters of Credit hereunder and (b) with respect to an Obligor (other than the Borrowers), the execution, delivery and performance by such Obligor of the Loan Documents to which it is a party.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“Unapplied Equity Proceeds” means, at any date of determination, (a) the aggregate cash proceeds received by the Parent in respect of its equity capital (whether through the issuance of additional equity interests, through the receipt of capital contributions to the Parent or otherwise) during the period commencing on the Restatement Effective Date through and including such date or determination minus (b) the aggregate amount of Investments made by the Parent or any of its Subsidiaries pursuant to clauses (iii) and (iv) of Section 8.05(a) during such period; provided that if the amount obtained pursuant to clause (b) is greater than the amount obtained pursuant to clause (a), then the amount of “Unapplied Equity Proceeds” for purposes of this Agreement and each other Loan Document shall be deemed to be zero.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Credit Agreement